Exhibit 99.1

P&F INDUSTRIES REPORTS THIRD QUARTER 2007 RESULTS

MELVILLE, N.Y., November 13, 2007 - P&F Industries, Inc. (Nasdaq GM: PFIN) today announced results from operations for the three-month period ended September 30, 2007.

THIRD-QUARTER RESULTS

Revenues of $30,353,000 for the quarter ended September 30, 2007 were $1,966,000, or 6.1%, lower than for the same period in the prior year.

Earnings from continuing operations for the third quarter decreased to $343,000, from $1,495,000 in the third quarter of 2006. The company attributes this decline to a number of factors, principally the on-going slowdown in the construction of new homes, which continues to severely affect both revenues and gross margins within Countrywide Hardware, as well as lower sales to key customers within Continental Tool. The acquisition of Hy-Tech in February of this year helped somewhat in offsetting the revenue and operating profit reductions.

Net interest expense increased $245,000, primarily as the result of increased debt incurred to finance the Hy-Tech acquisition.

Basic and diluted earnings per share from continuing operations for the third quarter were $0.10 and $0.09, respectively, compared to $0.42 and $0.40, respectively, for the comparable period in 2006.

Earnings from discontinued operations, net of tax expense, were $120,000 for the quarter ended September 30, 2007, an increase of $171,000 over the loss of $51,000 for the same period in the prior year.

Overall, basic and diluted earnings per share for the quarter ended September 30, 2007 were $0.13 and $0.12, respectively, compared to $0.40 and $0.39, respectively, for the quarter ended September 30, 2006.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “The ongoing decline in new housing starts continues to adversely impact our businesses, particularly in the southern and western regions of the nation. In addition to this sluggish economic sector, our overall third quarter revenues and profits were negatively affected by competitive pressures and rising raw material prices. We maintain our belief that our hardware business should return to more profitable levels once the housing market recovers.”

Within our Continental Tool group in particular, Florida Pneumatic’s revenues decreased $2,357,000, due primarily to reduced volume of our base products, as well as to lower promotional business with one of our major customers, compounded by price reductions to another large customer. Our industrial distribution, catalog and Berkley products combined were essentially flat compared to the prior year. Lastly, for the current quarter, revenues at Franklin Manufacturing increased $145,000 over the prior year as a result of increases in business with a long-time customer. Revenues at Hy-Tech of $4,426,000 helped to offset the decline at Florida Pneumatic. Acquired during February of this year, Hy-Tech focuses on the more stable industrial tool channel and generates a slightly higher gross margin than Florida Pneumatic with its significant retail presence.

Revenues at Countrywide Hardware decreased to $13,241,000 for the third quarter of 2007, from $17,276,000 for the prior year. As a result of the on-going downturn in the new home construction market, a key driver of this group, Countrywide encountered decreases in revenues at each of its units. Within Countrywide, we continued to see a sales decline of stair product components during the third quarter of 2007 compared to the same period in 2006, with combined stair products decreasing approximately $2,327,000. Further, revenues from our kitchen and bath products sold into the mobile home and remodeling markets decreased approximately $1,214,000. Sales to one significant customer, which serves the manufactured housing market, were adversely impacted by market conditions and sales to another significant customer decreased, as they began sourcing products from other vendors. Nationwide’s revenues decreased by approximately $494,000, primarily attributable to a decrease of approximately $256,000 in OEM products essentially from market weakness, $188,000 in sales of patio products due primarily to market weakness, competition and industry consolidation, and $50,000 in sales of fencing products due to market weakness. Our overall gross profit percentage for the hardware group of 30.0% for the third quarter of 2007 decreased 2.0% percentage points from the same period last year, due primarily to selling price reductions required as a result of competitive pressures, cost increases from overseas suppliers which we were unable to pass along to our customers, and the inability to reduce fixed expenses to offset the revenue decline. During the current quarter, our sales mix at Woodmark helped to somewhat offset the gross margin reduction, as a greater percentage of revenues were from our warehouse versus lower margin direct container shipments.

Our selling general and administrative expenses (“SG&A”) increased $229,000, to $6,945,000 from $6,716,000 for the same period a year ago. However, excluding Hy-Tech’s SG&A of $850,000, our SG&A decreased by $621,000. Total SG&A expenses as a percentage of revenues increased from 20.8% to 22.9%

Mr. Horowitz stated, “In the face of the current poor economic conditions affecting our products, we will continue to focus our efforts on cost reduction opportunities across all of our business units. These initiatives will include, and have included, shifting production to lower cost facilities, securing price reductions from suppliers and reducing overhead at all operating levels. We are confident that these efforts will allow us to weather the current economic downturn. In spite of these cost reduction measures, we continue to plan new product introductions and pursue additional channel opportunities over the next several quarters.”

FISCAL 2007 OUTLOOK

Concerning anticipated performance for 2007, Mr. Horowitz updated previously-issued guidance and stated, “We expect the results of operations for the second half of fiscal 2007 to be only modestly better than the first half of 2007. We anticipate earnings from continuing operations for the year ending December 31, 2007 to decrease 75%-85% as compared to 2006 as the inclusion of the results of the newly-acquired Hy-Tech Machine are not expected to offset the decline in the results of our hardware business due to poor housing starts nationally, as well as certain other competitive pressures.”

“We anticipate consolidated revenues to be flat or decrease up to 5%, primarily due to the revenue decline at Countrywide, which is expected to be partially offset by the results of our Hy-Tech business. As national housing starts continue to be depressed, we expect Woodmark’s sales to decrease 25%-35% and sales at Pacific Stair to decrease 35%-45%. Nationwide’s revenues are also expected to decrease 8%-15% due primarily to adverse market conditions and new competition in the fencing and patio businesses. We anticipate sales at Florida Pneumatic to decrease slightly as increases in our industrial and catalog businesses are expected to be offset by decreases in our retail business. We anticipate revenues at Hy-Tech Machine to be close to $15 million.”

“Gross profit margins are anticipated to range from 29%-30%. Selling, general & administrative expenses are anticipated to range from 24%-26% as a percentage of sales. Interest expense is expected to approximate $3,000,000, increasing approximately $1,000,000, or 53%, as a result of servicing the debt related to the acquisition of Hy-Tech Machine.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, November 13, 2007, at 11:00 a.m. Eastern time to discuss its 2007 third-quarter results. Investors and other interested parties can listen to the call by dialing 877-278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through November 20, 2007, beginning at 2:00 p.m. Eastern time on November 13, 2007, at 800-642-1687 or 706-645-9291, conference ID #23106691.

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.

Joseph A. Molino, Jr.	Jody Burfening

Chief Financial Officer	Investor Relations

631-694-9800	212-838-3777

www.pfina.co3m	jburfening@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2007	December 31, 2006
	(unaudited)	(derived from audited
		financial statements)
Assets
Cash and cash equivalents	$1,019	$1,340
Accounts receivable - net	18,777	12,685
Notes and other receivables	382	1,207
Inventories - net	35,072	26,693
Deferred income taxes - net	980	980
Assets held for sale	—	577
Assets of discontinued operations	32	300
Income tax refund receivable	457	1,356
Prepaid expenses and other current assets	1,036	1,369

Total current assets	57,755	46,507

Property and equipment	24,537	16,140
Less accumulated depreciation and amortization	9,550	8,411

Net property and equipment	14,987	7,729

Goodwill	25,186	24,922
Other intangible assets - net	13,574	10,897
Assets of discontinued operations	17	40
Other assets - net	193	312

Total assets	$111,712	$90,407

Liabilities and Shareholders’ Equity
Short-term borrowings	$10,000	$3,000
Accounts payable	10,865	7,692
Income taxes payable	1,184	435
Accrued compensation	2,088	2,158
Other accrued liabilities	2,969	3,068
Current maturities of long-term debt	5,742	7,560
Liabilities of discontinued operations	174	1,426

Total current liabilities	33,022	25,339

Long-term debt, less current maturities	21,333	12,060
Liabilities of discontinued operations	345	353
Deferred income taxes - net	1,134	1,134

Total liabilities	55,834	38,886

Total shareholders’ equity	55,878	51,521

Total liabilities and shareholders’ equity	$111,712	$90,407

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2007	2006	2007	2006

Net revenues	$30,353	$32,319	$85,920	$88,029
Cost of sales	21,985	22,617	60,727	60,672
Gross profit	8,368	9,702	25,193	27,357
Selling, general and administrative expenses	6,945	6,716	21,613	19,764
Operating income	1,423	2,986	3,580	7,593
Interest expense – net	739	494	2,222	1,507
Earnings from continuing operations before income taxes	684	2,492	1,358	6,086
Income taxes	341	997	638	2,435

Earnings from continuing operations	343	1,495	720	3,651

Earnings (loss) from operation of discontinued operations (net of taxes)	120	(51)	102	(6)
Gain on sale of assets of discontinued operations (net of taxes)	—	—	3,027	—
Earnings (loss) from discontinued operations (net of taxes)	120	(51)	3,129	(6)

Net earnings	$463	$1,444	$3,849	$3,645

Earnings per common share:

Basic earnings per common share:
Continuing operations	$0.10	$0.42	$0.20	$1.02
Discontinued operations	0.03	(0.02)	.87	—
	$0.13	$0.40	$1.07	$1.02

Diluted earnings per common share:
Continuing operations	$0.09	$0.40	$0.19	$0.96
Discontinued operations	0.03	(0.01)	0.82	—
	$0.12	$0.39	$1.01	$0.96
Weighted average common shares outstanding:
Basic	3,635	3,578	3,605	3,580

Diluted	3,789	3,741	3,796	3,800

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